UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                           Commission File No: 0-28093


                       GREENLEAF TECHNOLOGIES CORPORATION
                 (Name of small business issuer in its charter)




            9009 Mountain Ridge Drive, Suite 110, Austin, Texas 78759
               (Address of principal executive offices) (Zip Code)


                                 (512) 343-1300
                (Issuer's telephone number, including area code)



                                  Common Stock
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
   ---------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:



Rule 12g-4(a)(1)(i)  [ ]                    Rule 12h-3(b)(1)(i)  [ ]
Rule 12g-4(a)(1)(ii) [X]                    Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(2)(i)  [ ]                    Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(2)(ii) [ ]                    Rule 12h-3(b)(2)(ii) [ ]
Rule      15d-6                             [   ]


     Approximate number of holders of record as of the certification or notification date: 476

     Pursuant to the requirements of the Securities Exchange Act of 1934 Greenleaf Technologies Corporation has caused this certification/notice to be sign on its behalf by the undersigned duly authorized person.


Date: February 7, 2002                            BY:/s/ Leonard Berg
                                                  ------------------------------
                                                         Leonard Berg, President

     Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.